UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN POWER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following material was distributed by employees and other advisors of Green Mountain Power Corporation following the public announcement of the entry into a merger agreement among Green Mountain Power Corporation, Northern New England Energy Corporation and Northstars Merger Subsidiary Corporation, a wholly-owned subsidiary of Northern New England Energy Corporation:

QUESTIONS AND ANSWERS

ABOUT

ACQUISITION OF GREEN MOUNTAIN POWER CORPORATION

BY NORTHERN NEW ENGLAND ENERGY CORPORATION

June 22, 2006

What is the transaction that was announced today?

It was announced today that Green Mountain Power Corporation (“Green Mountain Power” or the “Company”) (NYSE-GMP) and Vermont-based Northern New England Energy Corporation (“NNEEC”) have entered into a definitive agreement whereby NNEEC will acquire Green Mountain Power. Shareholders of Green Mountain Power will receive $35.00 per share in cash or approximately $187 million in the aggregate.

Who are the parties to the transaction?

Green Mountain Power is a fully-integrated electric utility serving 90,000 customers in Vermont with 195 employees. The Company is publicly traded and is Vermont’s second largest electric utility. In calendar year 2005, the Company had net income of $11,180,000 on operating revenues of $245,860,000. Go to www.greenmountainpower.biz for more information about Green Mountain Power.

NNEEC is a Vermont corporation that has owned Vermont Gas Systems, the state’s only natural gas distribution company, for almost 20 years. NNEEC is a wholly owned subsidiary of Gaz Métro Limited Partnership (TSX-GZM.UN). NNEEC also owns a portion of the Portland Natural Gas Transmission System (“PNGTS”), a pipeline running from the Quebec-Vermont border to Boston. PNGTS is a new, high-capacity, high pressure interstate natural gas pipeline which began serving New England’s growing energy needs in 1999. For more information about PNGTS, go to www.pngts.com.

Gaz Métro is the third largest natural gas distributor in Canada and the sole gas distributor in Vermont, through its ownership of NNEEC. For more information about Gaz Métro, go to www.gazmetro.com.

Why is Gaz Métro interested in Green Mountain Power?

The goal for Gaz Métro is principally to diversify its business base while providing its investors with a valuable asset that matches well the risk-return profiles they seek.

Gaz Métro announced in November 2005 a reengineering of Gaz Métro, including a new vision and objectives. Among these objectives was the importance of promoting diversification of Gaz Métro’s interests in energy. Gaz Métro believes this transaction is an important step in this new direction.

About 90% of Gaz Métro’s revenues at this time come from Québec, 85% from the distribution of natural gas.

In Vermont, electricity is not in competition with natural gas or heating oil, which means that Gaz Métro can reduce its exposure to climatic factors (e.g., cold, wind).

Because of NNEEC’s nearly 20 years of experience in Vermont, both NNEEC and Gaz Métro are familiar with Vermont’s regulatory and energy environment. Green Mountain Power is a regulated company, which thereby offers an investment with a similar risk profile as that sought by Gaz Métro investors.

Why is Green Mountain Power entering into this transaction?

Green Mountain Power believes that joining with NNEEC and Gaz Métro will enhance its ability to serve its Vermont customers well. For example, in the next decade, contracts that supply two-thirds of Green Mountain Power’s electricity will expire. Gaz Métro brings increased financial strength, including capacity for new investments, during this important period for the Company. Green Mountain Power therefore will be better positioned to deal with the challenges of securing replacement contracts and/or generation facilities to serve future customer requirements at the lowest possible cost.

What regulatory approvals are required?

The Vermont Public Service Board must approve the transaction and find that it will promote the general good of the state. Approval from the Federal Energy Regulatory Commission (FERC) also is required. Notice to the U.S. Department of Justice under the Hart-Scott-Rodino Act is required and notice to the Committee on Foreign Investment in the United States may be required. No Quebec or Canadian regulatory approvals are required.

Will approval by Green Mountain Power shareholders be required?

Yes. The Board of Directors of Green Mountain Power will soon begin the process to obtain that approval. The Board of Green Mountain Power has formally approved this transaction and will be recommending it to shareholders for approval.

What is the timing for this transaction?

The transaction has been approved by the boards of Green Mountain Power, NNEEC, Northstars Merger Subsidiary Corporation and Gaz Métro. A petition for a Certificate of Public Good from the Vermont Public Service Board will be filed later this summer, with a decision likely during the second quarter of calendar year 2007.

How will the customers of Green Mountain Power be impacted?

Green Mountain Power has a reputation for delivering highly reliable and efficient electric service. Customers will experience no change. Green Mountain Power will continue to be fully regulated by the State of Vermont with respect to rates and customer service both while the transaction is pending and after its approval.

How will customers benefit from this transaction?

Green Mountain Power expects to create the GMP Efficiency Fund as a result of this transaction. Projects funded may include additional investment in energy efficiency and demand side services, demand control technologies, community district heating opportunities (centrally located steam generation stations to provide heating and cooling for homes and businesses), combined heat and power generation and distributed generation projects. All of the investments under the GMP Efficiency Fund will be subject to Vermont regulatory approval.

How will employees of Green Mountain Power be impacted?

Employees will experience no change. The International Brotherhood of Electrical Workers, the union that represents Green Mountain Power employees, also represents the union workers at Vermont Gas Systems, which has been owned by NNEEC for almost 20 years. This fact will help to insure a seamless ownership transition for unionized employees.

The current management of Green Mountain Power will stay in place. The current management team has agreed to stay for at least three years following the closing of the transaction. Following its twenty year practice as owner of Vermont Gas Systems, NNEEC intends to maintain Green Mountain Power as a locally managed, highly efficient company.

How will management of Vermont Electric Power Company (“VELCO”) change?

The change in ownership of Green Mountain Power will not affect either the operations or the regulation of VELCO. All of the current agreements regarding VELCO will remain in place. This is specifically affirmed in the transaction agreements.

How will the corporate governance of Green Mountain Power change?

It is the NNEEC/Gaz Métro philosophy to have each subsidiary report to its own board of directors. Just as Vermont Gas Systems (“VGS”) president Don Gilbert reports to the board of VGS, Green Mountain Power CEO Chris Dutton will report to the Board of Directors of Green Mountain Power. As has been the case with VGS, Gaz Métro will have representatives on the board of Green Mountain Power and Green Mountain Power will have representatives on the board of NNEEC.

Will real control of Green Mountain Power now reside in Montreal?

No. Green Mountain Power will continue to be fully regulated by the State of Vermont. Moreover, the poles, wires, transformers and generating stations as well as the linemen that keep them running and the customers that they serve will, because of the nature of the business, remain in Vermont.

Will the shareholders of Green Mountain Power change?

Yes. However, we believe the change in ownership from several million shares dispersed around the world to NNEEC, a single Vermont corporation owned by Gaz Métro, will have little practical effect except to provide a stronger financial base for the future operations of Green Mountain Power.

Will common ownership create tension between Vermont Gas Systems and Green Mountain Power?

No. These two investments in Vermont by NNEEC/Gaz Métro involve two different sources of energy—natural gas and electricity—which do not serve the same market and are thus not in direct competition.

In Vermont, as in the majority of regions of North America, homes are not heated by electricity but rather by fuel oil or natural gas. Electricity is used for lighting, for electronic equipment and for electric motors.

Rather than creating tension, these two Vermont investments provide an opportunity for NNEEC/Gaz Métro to expand its energy delivery system and reduce the seasonality and specificity of its revenue base.

Why are Green Mountain Power and Gaz Métro a good fit?

First, the express corporate cultures of the two companies are very similar. Gaz Métro aims to be recognized as:

•	A leader in the energy field;

•	A performing, upright, socially responsible, environmentally caring enterprise;

•	A reliable and responsible supplier whose customers appreciate the quality of the service and the expertise provided; and

•	A leading financial and operating partner that generates ideas and achieves them.

Green Mountain Power expresses its values as:

•	Delivering fast, high quality and incredibly reliable service;

•	Environmentally responsible; and

•	Profitable.

Second, both companies are heavily regulated and embrace a culture of compliance, transparency and cooperation with regulators.

Third, both companies are unionized and rely on a solid partnering arrangement with their employees to achieve their missions.

Forward-looking Statements

This news release contains forward looking statements about Green Mountain Power. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Green Mountain Power. Forward-looking statements speak only as of the date they are made, and Green Mountain Power undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties, and many factors could cause actual results to differ materially from those anticipated, including those described in the Annual Report on Form 10-K for the year ended December 31, 2005, of Green Mountain Power, which you should read carefully, as well as the Company’s other filings with the Securities and Exchange Commission (the “SEC”). The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Green Mountain Power and NNEEC’s subsidiary Northstars Merger Subsidiary Corporation may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and (3) the shareholders of Green Mountain Power may fail to approve the merger.

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Green Mountain Power, Northstars Merger Subsidiary Corporation and NNEEC. In connection with the transaction, Green Mountain Power will file a proxy statement with the SEC. Shareholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to Green Mountain Power shareholders of record at the record date for the special meeting of the shareholders to be held to approve the proposed transaction. In addition, the preliminary and final proxy statements and other relevant documents will be available free of charge at the SEC’s Internet website, www.sec.gov. When available, the preliminary and final proxy statement and other relevant documents also may be obtained for free at the Green Mountain Power website, www.greenmountainpower.biz, or by contacting Mark Ray, Green Mountain Power Corporation, 802-655-8418.

Green Mountain Power and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Green Mountain Power’s shareholders may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from Green Mountain Power’s proxy statements and annual reports on Form 10-K previously filed with the SEC and Green Mountain Power’s proxy statement relating to the proposed transaction, when it becomes available.

The information on our website or any other website is not, and shall not be deemed to be, a part of this report or incorporated into other filings we make with the SEC.